Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2010, relating to the consolidated statement of operations, changes in equity and cash flows for the year ended December 31, 2009 of LoJack Corporation, appearing in the Annual Report on Form 10-K of LoJack Corporation for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 28, 2012